Exhibit 5.1

BARNETT & LINN
ATTORNEYS AT LAW
23564 Calabasas Road, Suite 205 • Calabasas, CA 91302
www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 818-436-6410
Attorney/Principal		FACSIMILE: 818-223-8303
wbarnett@wbarnettlaw.com

May 9, 2016

Rizzen Inc.

201-5, Xin Jia Garden

Zhuhai, China 519000

RE: Legal Opinion Pursuant to SEC Form S-1 for Rizzen Inc.

        Registration Statement-File No. 333-209900

Ladies and Gentlemen:

We have acted as special counsel to Rizzen Inc., a Nevada corporation (the “ Company ”), in connection with the filing with the U.S. Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Act ”), of a Registration Statement on Form S-1 (File No. 333-209900), as amended (the “ Registration Statement ”), relating to an initial public offering of 6,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “ Common Stock ”), to be sold by the Company.

In rendering the opinion expressed below, we have ( a ) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and ( c ) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, ( i ) the authenticity and completeness of all documents submitted to us as originals, ( ii ) the genuineness of all signatures on all documents that we examined, ( iii ) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and ( iv ) the legal capacity of all natural persons executing documents.

 Based upon and subject to the foregoing, we make the following opinion on the legality of the securities being registered. We are of the opinion that:

1. The Company has an authorized capitalization of 75,000,000 shares of Common Stock, $0.001 par value, and no shares of Preferred Stock.

2. The 6,000,000 shares of Common Stock are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the Nevada Revised Statutes as they apply to private corporations formed under the laws of the State of Nevada and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very Truly Yours,

/s/ Barnett & Linn

Barnett & Linn

Northern California Office
1478 Stone Point Drive, Suite 400 • Roseville, CA 95661 • TELEPHONE: 916-782-4404 • FACSIMILE: 916-788-2850
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